EXHIBIT 99

FOR IMMEDIATE RELEASE Thursday January 18, 2007	CONTACT: John A. Ustaszewski Chief Financial Officer (740) 657-7000
DCB FINANCIAL CORP ANNOUNCES
2006 EARNINGS and DECLARES QUARTERLY DIVIDEND
LEWIS CENTER, Ohio, January 18, 2007 DCB Financial Corp, (OTC Bulletin Board DCBF) announced earnings of $7.35 million, or $1.93 per basic and $1.92 per diluted share for the twelve months ended December 31, 2006, compared to $1.94 earnings per share for the same period in 2005. The Corporation also reported earnings of $1.66 million, or $0.44 per basic and diluted share for the three months ended December 31, 2006. Return on assets for the fourth quarter and the year ending 2006 was 0.96% and 1.05%, while return on equity was 10.9% and 12.6% respectively.
DCB Financial Corp also announced that the Board of Directors approved a $0.14 per share dividend, payable February 15, 2007 to shareholders of record as of January 31, 2007.
President and Chief Executive Officer Jeffrey T. Benton commented, “Like many banks, our new loan activity slowed in the second half of 2006. We also experienced some run-off and margin pressure due to credit and pricing competition. With the economic slow down, we also experienced higher delinquencies and credit losses, primarily in commercial real estate lending. Product and account fees remained good, but weren’t able to offset the slower loan growth. Despite these ongoing challenges in the environment, 2006 was a positive year where we continued to provide above average returns to our shareholders compared to our peers and earned at the same level as 2005.”
Mr. Benton continued, “While growth has slowed, we are confident that we have the products, services and technology that our customers want. We remain focused and expect growth to return as economic activity improves and as our branch expansion program rolls out. DCB Financial Corp will continue to execute its long-term strategic plan.”
Net Interest Income
Net interest income was $5.6 million for the three months ended December 31, 2006, compared to $5.8 million for the same period in 2005. The $242 thousand decrease in the fourth quarter 2006 compared to 2005 was due to slower growth in loan balances, competitive pricing pressures and credit issues attributed to the current economic environment. The fourth quarter’s net interest margin decreased to 3.48% on a fully tax equivalent basis, from 3.64% during the fourth quarter 2005. The decline is primarily attributed to higher borrowings and deposits costs associated with the current interest rate environment. Additionally, The Bank moved two large commercial real estate loans to a non-accrual status due to payment history, which resulted in a reversal of previously accrued interest. Funding costs may further negatively impact the net interest margin in future periods if the current competitive environment and interest rate structure remain in effect.
Noninterest Income
Total noninterest income decreased $100, or 7.0%, for the three months ended December 31, 2006, compared to the same period in 2005. The change in noninterest revenues from period to period is mainly attributed to a decrease in service charges on deposit accounts and a decline on gains on residential mortgage loans sold within the secondary market, offset by continued increases in trust revenue, earnings on bank owned life insurance and treasury services revenues.

Noninterest Expense
Total noninterest expense increased $259, or 6.7%, for the three months ended December 31, 2006, compared to the same period in 2005. The increase was primarily due to increases in salary and employee benefits expenses, and an increase in fraud related expenses. The increase in salary and benefits expense is mainly associated with the addition of revenue generating staff in the lending and wealth management divisions, and to the addition of compliance and credit personnel to continue developing the infrastructure to support future growth. The Company has experienced an increase in the amount of customer fraud, especially with credit card and debit card transactions. The quarterly efficiency ratio increased slightly to 59.6% in the fourth quarter 2006 from 52.4% for the same period in 2005, due to an increase in planned operating expenses coupled with a slowdown in loan production.
Analysis of Selected Financial Condition
The Corporation’s assets totaled $681,872 at December 31, 2006, compared to $690,896 at December 31, 2005, a decrease of $9,024, or 1.3%. Loans remained relatively flat on a year to year comparison, while securities were down from year to year. Because of the relatively flat loan growth, less funding was required to support the current level of balance sheet growth.
Cash and cash equivalents decreased $2,175, from December 31, 2005 to December 31, 2006. Total securities decreased $8,509, or 8.8%, from $96,580 at December 31, 2005 to $88,071 at December 31, 2006. All securities and investment securities were classified as available for sale at December 31, 2006. Management classifies securities as available for sale to provide the Corporation with the flexibility to move funds into loans as demand warrants. The mortgage-backed securities portfolio, totaling $33,576 at December 31, 2006, provides the Corporation with a constant cash flow stream from principal repayments and interest payments. Management reduced its investment portfolio because of reduced collateral and funding needs.
Total loans decreased slightly, down $582, or 0.1%, from $553,045 at December 31, 2005 to $552,463 at December 31, 2006. The Bank has experienced a decline in loan balances due to unscheduled payoffs in the commercial portfolio due to intense competitive pricing and, on a positive note, from problem loan resolutions. Though slowing, The Bank continues to capture a large percentage of the economic development activity within its geographic region. The increase is evident in the growth of the commercial and commercial real estate portfolios. Generally, the consumer financing portfolios remained relatively stable or experienced small increases in loans outstanding, somewhat offset by the decline in indirect loans. The Bank’s local market continues to remain active with regard to the amount of commercial real estate development activity.
Total deposits increased $20,188, or 4.0%, from $503,906 at December 31, 2005 to $524,094 at December 31, 2006. This growth is mainly attributed to the increase in core deposit activity coupled with activity from the Corporation’s large public fund customers, brokered certificates of deposit, and money market accounts. Noninterest-bearing deposits increased $1,451, or 2.1%, from $68,977 at December 31, 2005 to $70,428 at December 31, 2006; while interest-bearing deposits increased $19,036, or 4.4%, from $434,929 to $453,965 during the same period. The Bank had approximately $34,994 in brokered certificates of deposit outstanding at December 31, 2006. Management intends to continue to develop new products and to monitor the rate structure of its deposit products to encourage growth in deposit liabilities. Total borrowings decreased $33,023, or 25.7%, from $128,535 at December 31, 2005 to $95,512 at December 31, 2006, in response to slower loan growth.
Provision and Allowance for Loan Losses
The provision for loan losses totaled $438 for the three months ended December 31, 2006, compared to $465 for the same period in 2005. This decline is mainly attributed to lower loan growth on a quarter to quarter comparison. Non-accrual loans for the three months ended December 31, 2006 were $5.189 million compared to $2.185 million for the same period in 2005. The increase in nonaccrual loans is mainly attributed to loans in the investment real estate sector that were not generating sufficient cash flow to service the debt. These types of loans are secured by real estate. Net charge-offs for the three months ended December 31, 2006 were $564, compared to $578 for the three months ended December 31, 2005. Annualized net charge-offs for the three months ended December 31, 2006 were 0.41% compared to 0.42% at December 31, 2005. The largest dollar portion of these charge-offs is associated with the Bank’s indirect retail portfolio. Delinquent loans over thirty days from period to period increased to 2.96% at December 31, 2006 from 1.31% at December 31, 2005, and again are mainly attributed to the investment real estate portfolio. Management will continue to monitor the credit quality of the lending portfolio and will recognize additional provisions in the future to maintain the allowance for loan losses at an appropriate level. The balance for allowance for loan losses was $5,442, or 0.99% of total loans at December 31, 2006, compared to 1.00% at December 31, 2005.
SELECTED CONSOLIDATED FINANCIAL INFORMATION (unaudited)
January 18, 2007 Press Release
DCB FINANCIAL CORP
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share data)

	December 31,	December 31,
	2006	2005
	(unaudited)
ASSETS
Cash and due from financial institutions	$12,910	$18,069
Federal funds sold	2,984	—

Total cash and cash equivalents	15,894	18,069
Securities available for sale	88,071	96,580
Loans held for sale	1,455	1,640
Loans	552,463	553,045
Less allowance for loan losses	(5,442)	(5,535)

Net loans	547,021	547,510
Real estate owned	—	386
Investment in FHLB stock	3,604	3,327
Premises and equipment, net	9,468	8,854
Investment in unconsolidated affiliates	968	614
Bank owned life insurance	9,396	8,898
Accrued interest receivable and other assets	5,995	5,018

Total assets	$681,872	$690,896

LIABILITIES
Deposits
Noninterest-bearing	$70,428	$68,977
Interest-bearing	453,666	434,929

Total deposits	524,094	503,906
Federal funds purchased and other short-term borrowings	1,776	25,610
Federal Home Loan Bank advances	93,736	102,925
Accrued interest payable and other liabilities	867	2,201

Total liabilities	620,473	634,642

SHAREHOLDERS’ EQUITY
Common stock, no par value, 7,500,000 shares authorized, 4,273,750 issued at December 31, 2006 and 4,273,200 issued at December 31, 2005	3,780	3,780
Retained earnings	68,807	63,552
Treasury stock, at cost, 458,786 and 447,112 shares at December 31, 2006 and December 31, 2005	(10,841)	(10,506)
Accumulated other comprehensive loss	(347)	(572)

Total shareholders’ equity	61,399	56,254

Total liabilities and shareholders’ equity	$681,872	$690,896

DCB FINANCIAL CORP
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
Interest and dividend income
Loans	$10,082	$9,028	$39,841	$32,662
Taxable securities	861	800	3,447	3,091
Tax-exempt securities	234	221	942	800
Federal funds sold and other	29	6	177	13

Total interest income	11,206	10,055	44,407	36,566

Interest expense
Deposits	4,662	2,995	17,181	9,666
Borrowings	962	1,236	4,134	4,084

Total interest expense	5,624	4,231	21,315	13,750

Net interest income	5,582	5,824	23,092	22,816

Provision for loan losses	438	465	1,808	2,000

Net interest income after provision for loan losses	5,144	5,359	21,284	20,816

Noninterest income
Service charges on deposit accounts	670	701	2,660	2,592
Trust department income	163	155	738	668
Net gain (loss) on sale of assets	2	(3)	(7)	(35)
Gains on sale of loans	95	132	350	407
Treasury management fees	117	159	562	469
Data processing servicing fees	78	78	336	310
Earnings on bank owned life insurance	130	96	498	441
Other	80	117	482	802

	1,335	1,435	5,619	5,654

Noninterest expense
Salaries and other employee benefits	2,270	2,133	9,043	8,541
Occupancy and equipment	787	752	3,225	3,244
Professional services	57	94	455	417
Advertising	72	86	401	394
Postage, freight and courier	50	88	317	361
Supplies	46	51	249	247
State franchise taxes	149	133	548	458
Other	689	524	2,214	2,003

	4,120	3,861	16,452	15,665

Income before income taxes	2,359	2,933	10,451	10,805

Federal income tax expense	695	878	3,098	3,249

Net income	$1,664	$2,055	$7,353	$7,556

Basic earnings per common share	$0.44	$0.54	$1.93	$1.94

Diluted earnings per common share	$0.44	$0.54	$1.92	$1.94

DCB FINANCIAL CORP
Selected Key Ratios and Other Financial Data
(Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	12/31/06	12/31/05	12/31/06	12/31/05
Key Financial Information

Net interest income	$5,582	$5,824	$23,092	$22,816

Provision for loan and lease losses	$438	$465	$1,808	$2,000

Noninterest income	$1,335	$1,435	$5,619	$5,654

Noninterest expense	$4,120	$3,861	$16,452	$15,665

Net income	$1,664	$2,055	$7,353	$7,556

Loan balances (average)	$554,951	$547,626	$561,649	$523,867

Deposit balances (average)	$525,019	$496,711	$532,685	$489,219

Basic earnings per common share	$0.44	$0.54	$1.93	$1.94

Diluted earnings per common share	$0.44	$0.54	$1.92	$1.94

Weighted Average Shares Outstanding (000)
Basic	3,815	3,835	3,816	3,891

Diluted	3,825	3,838	3,834	3,894

DCB FINANCIAL CORP
Selected Consolidated Financial Information
(Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	12/31/06	12/31/05	12/31/06	12/31/05
Key ratios

Return on average assets	0.96%	1.20%	1.05%	1.15%

Return on average shareholders’ equity	10.9%	14.6%	12.6%	13.7%

Annualized non-interest expense to average assets	2.41%	2.27%	2.36%	2.38%

Efficiency ratio	59.6%	52.4%	57.3%	54.2%

Net interest margin	3.48%	3.64%	3.56%	3.73%

Equity to assets at period end	9.00%	8.14%	9.00%	8.14%

Allowance for loan losses as a percentage of period-end loans	0.99%	1.00%	0.99%	1.00%

Total allowance for losses on loans to non-accrual loans	105%	253%	105%	253%

Net charge-offs (annualized) as a percent of average loans	0.41%	0.42%	0.34%	0.24%

Non-accrual loans to total loans (net)	0.95%	0.40%	0.95%	0.40%

Delinquent loans (30+ days)	2.96%	1.31%	2.96%	1.31%

Business of DCB Financial Corp
DCB Financial Corp (the “Corporation”) is a financial holding company formed under the laws of the State of Ohio. The Corporation is the parent of The Delaware County Bank & Trust Company, (the “Bank”) a state-chartered commercial bank. The Bank conducts business from its main offices at 110 Riverbend Avenue in Lewis Center, Ohio, and through its 16 full-service branch offices located in Delaware County, Ohio and surrounding communities. The Bank provides customary retail and commercial banking services to its customers, including checking and savings accounts, time deposits, IRAs, safe deposit facilities, personal loans, commercial loans, real estate mortgage loans, night depository facilities and trust and personalized wealth management services. The Bank also provides cash management, bond registrar and payment services. The Bank offers data processing services to other financial institutions; however such services are not a significant part of its current operations or revenues.
Application of Critical Accounting Policies
DCB’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States and follow general practices within the financial services industry. The application of these principles requires management to make estimates, assumptions, and judgments that affect the amounts reported in the financial statements and accompanying notes. These estimates, assumptions, and judgments are based on information available as of the date of the financial statements; as this information changes, the financial statements could reflect different estimates, assumptions, and judgments.
The most significant accounting policies followed by the Corporation are presented in Note 1 of the audited consolidated financial statements contained in the Corporation’s 2005 Annual Report to Shareholders. These policies, along with the disclosures presented in the other financial statement notes and in this financial review, provide information on how significant assets and liabilities are valued in the financial statements and how those values are determined.
Forward-Looking Statements
Certain statements in this report constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to the financial condition and prospects, lending risks, plans for future business development and marketing activities, capital spending and financing sources, capital structure, the effects of regulation and competition, and the prospective business of both the Corporation and its wholly-owned subsidiary The Delaware County Bank & Trust Company (the “Bank”). Where used in this report, the word “anticipate,” “believe,” “estimate,” “expect,” “intend,” and similar words and expressions, as they relate to the Corporation or the Bank or their respective management, identify forward-looking statements. Such forward-looking statements reflect the current views of the Corporation and are based on information currently available to the management of the Corporation and the Bank and upon current expectations, estimates, and projections about the Corporation and its industry, management’s belief with respect thereto, and certain assumptions made by management. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to: (i) significant increases in competitive pressure in the banking and financial services industries; (ii) changes in the interest rate environment which could reduce anticipated or actual margins; (iii) changes in political conditions or the legislative or regulatory environment; (iv) general economic conditions, either nationally or regionally (especially in central Ohio), becoming less favorable than expected resulting in, among other things, a deterioration in credit quality of assets; (v) changes occurring in business conditions and inflation; (vi) changes in technology; (vii) changes in monetary and tax policies; (viii) changes in the securities markets; and (ix) other risks and uncertainties detailed from time to time in the filings of the Corporation with the Commission.
The Corporation does not undertake, and specifically disclaims any obligation, to publicly revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.